Exhibit 99.1

Diedrich Coffee Reports Second Quarter Results
Basic Net Income of $0.11 Per Share

Irvine, California, January 28, 2004 - Diedrich Coffee, Inc. (Nasdaq:DDRX) today announced operating results for its second quarter of fiscal 2004. For the twelve weeks ended December 17, 2003 the Company reported net income of $543,000, or $0.11 per basic share compared to $712,000, or $0.14 per basic share reported during the second quarter of fiscal 2003.

Results for the second quarter declined from the prior year quarter primarily due to disappointing sales results from its Gloria Jean’s holiday gift packs.  Mall based franchise units experienced weaker than expected sales for the holiday period. As a result, substantial unsold holiday gift pack inventories were written down by $141,000 at the conclusion of the holiday sales period.  This shortfall in sales also adversely affected roasting plant profitability by $100,000 and reduced royalties from franchisees that are based on their sales by $30,000.  These items accounted for a $0.05 per share decrease in year-to-year second quarter income.

The quarter results also included a $90,000 impairment charge as a result of the early termination of a Diedrich coffeehouse lease.  This decrease was offset by a $106,000 favorable lease settlement during the current quarter involving one of the closed company coffeehouse locations.

For the 24 weeks ended December 17, 2003 the Company reported net income of $242,000, or $0.05 per share compared to net income of $702,000, or $0.14 per share, in the first half of fiscal 2003.

Roger Laverty, President and Chief Executive Officer of the Company said “We were disappointed with the weakness in Gloria Jean’s holiday gift pack sales which obscured the progress in same company store sales we were able to achieve in the second quarter.”  Coffee People same store sales increased 4.3% for the quarter and 1.9% for the first half of the year. Diedrich corporate units comparable sales increased 2.1% for the quarter and declined 1.9% for the first half of the year.  Gloria Jean’s system-wide same store sales were down 3.0% for the quarter and 1.5% for the first half largely due to the weakness in holiday gift pack sales.  Wholesale sales of Keurig and other office coffee supplies increased 17.8% for the second quarter and 11.5% for the first half.  Despite earnings weakness in the quarter Laverty was optimistic, saying “by investing additional labor and capital we now have a much stronger sales base that should provide ongoing growth in profitability. In addition, we are also very encouraged by the phenomenal growth of our international franchise operations.”  In the first half of fiscal 2004 the Company opened 45 new international coffeehouses, including 38 in Australia.

Revenue

Revenue declined by $716,000, or 4.8%, for the second quarter as compared with the prior year quarter.  For the second quarter retail sales were down $758,000, or 9.1%.  The reduction in retail sales due to the sale or closure of coffeehouses accounted for $1,017,000, or 12.2%, of the decline.  Comparable retail sales increased revenue by $180,000, or 2.5%, and internet sales also increased by $79,000, or 103.8%, from the prior year quarter. Revenue declined by $1,752,000, or 6.4%, for the first half of the year as compared to the first half of the prior year.  For the first half retail sales were down $1,742,000, or 10.8%, from the prior year.  The reduction in retail sales due to the sale or closure of coffeehouses accounted for $1,761,000, or 10.9%, of the decline.  A decline in comparable retail sales reduced revenue by $82,000, or 0.6%, but internet sales increased by $101,000, or 86.2%, from the first half of the prior year.

Wholesale revenue for the quarter declined by $330,000, or 6.4%, almost entirely due to the decline in sales to franchise stores which dropped $580,000, or 17.8%, from the second quarter of fiscal 2003.  The decline was due to the lower level of holiday gift pack sales to franchisees in this year’s quarter.  Sales of Keurig and other office coffee supply products increased $265,000, or 17.8%, in the second quarter.  During the quarter the Company exited the grocery wholesale business with little impact to revenues.  For the first half of fiscal 2004 wholesale revenues declined $491,000, or 6.0%, almost entirely due to reduced sales to franchisees.  That business was down $780,000, or 17.0%, in large part due to the softness in holiday gift pack sales.  Office coffee supply sales increased $327,000, or 11.5%, over the prior year first half.  Wholesale sales to chain accounts were down $45,000, or 5.7%, from the prior year first half.

Franchise revenues were up $372,000, or 25.2%, for the quarter and $481,000, or 16.4%, for the first half of the year, compared to the prior year quarter and half.  Compared to the start of the prior year second quarter, the Company had 12 fewer domestic franchise stores at quarter end versus the prior year, but 94 more international franchised outlets, an 82 unit net increase in worldwide franchise locations. For the first half, compared to the start of the prior year first half, the Company had 14 fewer domestic franchise stores at quarter end versus the prior year, but 109 more international franchised outlets, a 95 unit net increase in worldwide franchise locations.  First half comparative results included revenue of $150,000 resulting from the dissolution settlement of the Malaysia franchise agreement.

Costs and Expenses

The effect of lower revenues was partially offset by improvements as a percentage of revenue in cost of sales and related occupancy costs as compared to the prior year quarter.

Operating expenses increased as a percentage of sales for the second quarter and first half of fiscal 2004 compared to a year earlier primarily due to a planned increase in store labor and supervision.  This program is designed to increase same company store sales.  In the prior year a $181,000 reduction in the allowance for bad debts was recorded as a result of collection of a number of receivables that had been previously reserved.

General and administrative expense increased in amount and as a percentage of revenue primarily as a result of filling a number of key positions, including the Chief Executive Officer position, the Executive Vice President of Development and the Director of Store Operations.

Conference Call

Diedrich Coffee will be discussing these financial results and future prospects with analysts and investors in a conference call.  The conference call, hosted by Roger Laverty, CEO, Marty Lynch, CFO, and Matt McGuinness, Executive Vice President of Corporate Development, will take place on January 29, 2004 at 8:00 a.m. Pacific Time, 11:00 a.m. Eastern Time.  The conference call is simultaneously being webcast by CCBN and can be accessed at Diedrich Coffee’s website at www.diedrich.com.   A replay of the conference call will also be available by telephone at (800) 428-6051, pass code I.D. 333916, from  1:00 p.m. EST on January 29, 2004 through midnight on February 12, 2004.

About Diedrich Coffee

With headquarters in Irvine, California Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s Coffees, Diedrich Coffee, and Coffee People. The Company’s 456 retail outlets, the majority of which are franchised, are located in 35 states and 13 foreign countries. Diedrich Coffee also sells its coffees through more than 460 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the ability to properly manage the repayment of the Company’s indebtedness, the successful management of Diedrich Coffee’s growth strategy, the impact of competition, the availability of working capital and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K/A for the fiscal year ended July 2, 2003.

Information Contact:
Marty Lynch, Chief Financial Officer	(949) 260-6788

DIEDRICH COFFEE, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(UNAUDITED)

($ in thousands, except per share amounts)

OPERATIONS DATA:

	Twelve Weeks Ended December 17, 2003	Twelve Weeks Ended December 18, 2002	Twenty-Four Weeks Ended December 17, 2003	Twenty-Four Weeks Ended December 18, 2002
Retail sales	$7,571	$8,329	$14,444	$16,186
Wholesale and other revenue	4,833	5,163	7,707	8,198
Franchise revenue	1,848	1,476	3,411	2,930
Total revenue	14,252	14,968	25,562	27,314
Cost of sales and related occupancy costs	6,745	7,288	11,855	13,000
Operating expenses	3,991	4,166	7,683	8,194
Depreciation and amortization	440	461	1,028	906
General & administrative expenses	2,374	2,134	4,525	4,230
Provision for asset impairment and restructuring costs	90	106	94	106
(Gain) loss on asset disposals	—	18	—	(2)
Total costs and expenses	13,640	14,173	25,185	26,434
Operating income	612	795	377	880
Interest and other expense, net	68	57	125	139
Income before income tax provision	544	738	252	741
Income tax provision	1	26	10	39
Net income	$543	$712	$242	$702
Basic net income per share:	$0.11	$0.14	$0.05	$0.14
Diluted net income per share:	$0.10	$0.14	$0.05	$0.14

Shares used in per share Computations:
Basic	5,161	5,161	5,161	5,161
Diluted	5,211	5,255	5,186	5,199

BALANCE SHEET AND RETAIL UNIT COUNT DATA:

	December 17, 2003	July 2, 2003
Cash	$1,535	$2,625
Accounts receivable, net	3,243	2,454
Inventories	2.922	2,611
All other assets	19,642	18,852
Total assets	$27,342	$26,542
Accounts payable	$2,894	$2,108
Current portion of long-term debt	1,517	1,459
All other current liabilities	4,300	3,875
Long-term debt, excluding current portion	854	1,491
Other non-current liabilities	946	1,020
Total stockholders’ equity	16,831	16,589
Total liabilities and stockholders’ equity	$27,342	$26,542
Domestic retail units	207	211
International retail units	249	206
Total retail units (company and franchise, all brands)	456	417